Exhibit 4.30

Sina and Alibaba

Strategic Cooperation Agreement

Party A:                                                Weibo Internet Technology (China) Co., Ltd.

Address:                                                 18th Floor, Ideal International Plaza, West Section of the North 4th Ring Road, Haidian District, Beijing

Contact Person:

Office Phone No.: 010-82628888

Email:

Postal Code:                           100080

Party B:                                                Alibaba (China) Co., Ltd.

Address:                                                 18th-19th Floor, West Lake International Science & Technology Building, 391 Wen’er Road, West Lake District, Hangzhou

Contact Person:

Office Phone No.: 0571-85022077

Email:

Postal Code:

This Sina and Alibaba Strategic Cooperation Agreement (this “Agreement”) is entered into in Beijing on this 29th day of April 2013 by and between Party A and Party B.

Whereas,

1. Party A and its Affiliates operate online platforms such as Sina (www.sina.com.cn) and Sina Weibo (www.weibo.com.cn, www.weibo.com, and www.weibo.cn); while Party B and its Affiliates operate online platforms such as Alibaba (www.alibaba.com), Taobao (www.taobao.com), Tmall (www.tmall.com), eTao (www.etao.com), Alipay (www.alipay.com) and Juhuasuan (ju.taobao.com).

2. The parties desire to fully leverage on their respective strengths, to establish a comprehensive strategic partnership, and to build an extensive cooperation framework covering the business segments and user bases of both parties. The parties further desire to derive values and benefits arising from such cooperation in accordance with the principles of mutual benefit, mutual growth and mutual synergies to be gained from each other. The cooperation between the parties shall include, without limitation, integration of the parties’ respective online platform accounts, inter-linking and sharing of data, introduction and development of new marketing products and services and providing users of both parties with diverse, efficient, valuable and convenient e-commerce and marketing services.

NOW, THEREFORE, after friendly consultations, the parties agree as follows:

1.                                      Definitions

Unless otherwise defined in this Agreement or otherwise required by the context, the following terms shall have the meanings set forth below:

1.1.                    “Implementation Agreement” means any agreement to be further entered into by and between the parties (or their respective Contract Entities) for the implementation of the cooperation contemplated hereunder, including, without limitation, the Marketing Cooperation Contract referred to in Section 2.6.

1.2.                    “Affiliate” means, with respect to any person, any company or any other entity that controls, is controlled by, or is under common control with, such person; and for the purpose of this definition, “control” means (i) direct or indirect ownership of fifty percent (50%) or more of the equity or the voting rights of a person or (ii) the possession, directly or indirectly or through one or more intermediaries, of the power to direct or cause the direction of the management or policies of a person, whether through ownership of voting securities, by contract or otherwise and, where applicable, “controlled” and “controlling” shall be construed accordingly.

1.3.                    “Party A User” means any person registered as a user of and has an account on one of the websites of the Weibo Platform.

1.4.                    “Taobao Platform” means collectively the following websites operated by Party B or its Contract Entities: Taobao (www.taobao.com), Tmall (www.tmall.com), eTao (www.etao.com), and Juhuasuan (ju.taobao.com).

1.5.                    “Taobao Platform Vendor” means any person registered on Taobao, and appearing as a “vendor” or “merchant” on, and offering merchandise and/or services through Taobao and/or Tmall.

1.6.                    “Taobao Account” means an account registered by a Party B User on Taobao through which the Party B User can log in to a website of the Taobao Platform.

1.7.                    “Weibo Platform” means collectively the following social network platforms operated by Party A indirectly through its Affiliates: Sina Weibo (www.weibo.com.cn, www.weibo.com, and www.weibo.cn).

1.8.                    “Weibo Account” means an account registered by a Party A User on any website on the Weibo Platform.

1.9.                    “Party B User” means any person registered as a user of and has an account on Taobao.

1.10.             “Marketing Cooperation Contract” means a contract to be entered into by and between Party A (or any of its Contract Entities) on the one hand, and Party B (or any of its Contract Entities) on the other hand, on the Execution Date hereof, in accordance with the principles determined in Section 2 below, in respect of the detailed arrangements for the use of resources, placement of frames and launch of products in connection with the proposed marketing cooperation.

1.11.             “User” means a Party A User and/or a Party B User.

1.12.             “Contract Entity” means a company to be determined in line with the need of the actual contents of cooperation which will participate in the performance of, or actually perform this Agreement, or sign and actually perform any Implementation Agreement; and either Party hereto and/or its Affiliate may be a “Contract Entity”.

2.                              Cooperation

2.1                       Accounts Interoperability

The parties shall accomplish the interoperability of Party A Weibo Accounts and Party B Taobao Accounts:

2.1.1                    The parties shall ensure that any Party A User can directly log in to the Taobao Platform using its Weibo Account and any Party B User can directly log in to the Weibo Platform using its Taobao Account. Party A shall place a “Login Using Your Taobao Account” display button on the login page of the Weibo Platform. Party B shall place a “Login Using Your Weibo Account” display button on the login page of the Taobao Account. The text on the display button may be changed subject to further discussions between the parties; and where either party wishes to amend such text, the other party shall provide its cooperation in connection therewith.

2.1.2                    When a Party B User logs in to the Weibo Platform using its Taobao Account, Party A shall check whether such User has a Weibo Account. If yes, Party A shall direct such Party B User to link its Taobao Account with its Weibo Account; and if not, Party A shall direct such Party B User to register and activate a Weibo Account and simultaneously link its Taobao Account with such Weibo Account. Likewise, when a Party A User logs in to the Taobao Platform using its Weibo Account, Party B shall check whether such User has a Taobao Account. If so, Party B shall direct such Party A User to link its Weibo Account with its Taobao Account; and if not, Party B shall direct such Party A User to register and activate a Taobao Account and simultaneously link its Weibo Account with such Taobao Account. The parties acknowledge that the parties shall ensure the right of choice of each User and shall guide but not force the User to link or register accounts.

2.1.3                    For account safety purposes, after a Party A User logs in to the Taobao Platform using its Weibo Account, Party B shall have the right to request such Party A User to submit additional information (including, without limitation, identification information and security verification information). The receipt of such requested information by Party B may be made a condition to a Party A User being provided access to all of the functions that Party B offers to Users with Taobao Accounts. The implementation plan of the above-mentioned submission of additional information shall be prepared by Party B. Likewise, after a Party B User logs in to the Weibo Platform using its Taobao Account, Party A shall have the right to request such Party B User to submit additional information (including, without limitation, identification information and security verification information). The receipt of such requested information by Party A may be made a condition to a Party B User being provided access to all of the functions that Party A offers to Users with Weibo Accounts. The implementation plan of the above-mentioned submission of additional information shall be prepared by Party A.

2.1.4                    The parties agree that the interoperability between Party A Weibo Accounts and Party B Taobao Accounts is the first step of the account interoperation process between the parties. The parties shall work together towards achieving the account interoperability between Party A Weibo Accounts and Party B accounts in accordance with the principles same as those set forth in Sections 2.1.1 to 2.1.3 hereof. In particular, Party B agrees that, after Party B launches its unified account  functions, Party B shall work towards implementing the account interoperability between Party B unified accounts and Party A Weibo Accounts expeditiously.

2.2                       Cooperation in User Products

2.2.1                    Party B shall display Party A’s social sharing plugins (including, without limitation, “share/ ” and “like” features) on various webpages on the Taobao Platform (including the merchandise, store and activity pages), depending on the page layout; endorse Party A’s social plugins as the preferred social plugins; procure the full implementation of all the functions of Party A’s social sharing plugins; display Party A’s social sharing plugins at promonient positions on the relevant pages; and encourage Party B Users to use Party A’s social sharing plugins. If a User has linked its Weibo Account with its Taobao Account, any content shared by such User shall be delivered to the Weibo Platform and the corresponding Taobao Platform simultaneously. Party B agrees to expand or extend the above-mentioned cooperation on other website operated by Party B or any of its Affiliates when and where Party B believes such website is available for such cooperation.

2.2.2                    Party A desires to have it’s social sharing plugins presented on the Taobao Platform. The parties agree as such that Party A’s social sharing plugins shall be integrated into the outward display  of Party B’s plugins which have similar functions as Party A’s social plugins (“Party B’s social plugins”); provided that Party A’s brand shall remain visually notable and prominently displayed at all times. Party B shall take into account Party A’s suggestions in connection with the design and operation of Party B’s social plugins in order to better facilitate Users’ utilization of features such as “share/  ” and “like”. Party A shall, at its own discretion, determine the brand appearing on the social plugins and such brand shall be deemed a product logo attached to the social plugins. The display of Party A’s brand together with Party A’s social plugins on the Taobao Platform shall not be deemed as use by Party B of Party A’s brand, and Party B shall not be be responsible for any fees or expenses in connection with such display. Each Party B User may, at the backend, customize its settings with respect to the sharing features (including Sina Weibo) and the relevant platform tools.

2.2.3                    The parties agree that a User who logs in to Sina Weibo may “share” or “like” any merchandise on Taobao Platform without having to log in using its Taobao Account.

2.2.4                    Without prejudice to Party B Users’s privacy, Party B shall support and allow Weibo Comments  to be added to the “Treasure Details  ” pages of the Taobao Platform, and Users of the Taobao Platform shall have the right to decide whether or not to display the Weibo Comments. Without prejudice to Party A Users’ privacy. Users of the Taobao Platform may choose to receive notices from Sina open platform  in relation to information such as the receipt or forwarding of comments on merchandises, in accordance with Party A’s applicable rules, to promote interaction between Party A Users and Party B Users.

2.2.5                    Party B shall integrate the Weibo business cards  into the business cards of the Taobao Platform merchants, and shall encourage the merchants to use Sina Weibo services.

2.2.6                    Party A shall permit Party A Users to share the Taobao Platform merchandise links including Taobao-er  links in accordance with Party A’s applicable rules, including, without limitation, Community Management Regulations. Party A agrees that such Taobao Platform merchandise links (when clicked on) will be redirected to the corresponding Taobao platforms in accordance with Sina Weibo rules. That is, subject to compliance with applicable Sina Weibo rules, a merchandise link published by a Party A User shall be, after being clicked on by a User, redirected to the corresponding merchandise page on the Taobao Platform. The above-mentioned manner of implementation shall apply to PC client-ends. The parties agree that the implementation of the functions described above on wireless client-ends shall further be discussed between the parties, to ensure Users enjoy the ultimate customer experience. The parties agree that, regardless of PC client-ends or wireless client-ends, the details of Taobao Platform merchandise (i.e., merchandise on display in stores on the Taobao Platform) displayed and the transaction of Taobao Platform merchandise shall be completed on the webpages or plugins provided by the Taobao Platform.

2.2.7                    The parties agree that it is Party B’s desire that the merchandise and the information flow of content  shared and published by a Party A User on the Weibo Platform shall include information such as pictures, titles, “like” and “add to cart” and interaction functions, and Party A shall, likewise, implement the same in a user-friendly manner in accordance with Party A’s rules for displaying the information flow products  .

2.2.8                    Party A agrees that it will, in accordance with its business development needs, add “Treasure  ” or “Merchandise  ” options to the User’s home page at Sina Weibo.

2.3                       Cooperation in Merchant Products

2.3.1                    Party A shall develop and provide Taobao Platform Vendors with the “One-Button-Through Professional Weibo” product, and provide Taobao Platform Vendors using the “One-Button-Through Professional Weibo” with the following logos: “Taobao Vendors  ”, “Tmall Merchants  ”, and “Taobao Life  ” (the unique logo for merchants at Taobao Local Life . The actual design of such logos shall further be discussed and determined by the parties. Taobao Platform Vendors using the “One-Button-Through Professional Weibo” may customize its settings at their own discretion and shall decide whether or not such logos would be used.

2.3.2                    Party B shall use its best efforts to motivate Taobao Platform Vendors to register and use the Professional Weibo on the Weibo Platform, including, inter alia, recommending on a priority basis such services to Taobao Vendors ranked three-star or above and Tmall merchants that have been in continuous and normal operation for more than one year. Party B shall support Party A in its development of the “One-Button- Through Professional Weibo” product features.

2.3.3                    Party A agrees to provide Taobao Platform Vendors who use the “One-Button-Through Professional Weibo”, with product service packs (including non-free services), and Party B agrees to sell such product service packs to Taobao Platform Vendors by integrating it into the relevant strongly-recommended value-added service applications. The parties agree that any revenue generated from the “One-Button-Through Professional Weibo” shall be allocated between the parties in such proportion to be mutually agreed; provided that Party A’s proportional entitlement shall not be less than 70%. The parties agree that in line with the development of this business, the parties may further discuss and determine whether to further increase Party A’s proportional entitlement.

2.3.4                    Each of Party A and Party B shall provide Taobao Platform Vendors with applications serving the Taobao stores and Professional Weibo to assist Taobao Platform Vendors manage and use the Professional Weibo. The actual functions of such applications shall be determined by Party A. The parties will also encourage third party developers to provide various other applications to support the efficient utilization of the Professional Weibo by Taobao Platform Vendors.

2.3.5                    The parties agree that it is Party B’s desire that the merchandise and information flow of content  shared and published by a Party A User on the Weibo Platform shall include information such as pictures, titles, “like” and “add to cart” and interaction functions, and Party A shall, likewise, implement the same in a user-friendly manner in accordance with Party A’s rules for displaying the information flow products  . The parties will further discuss and determine the forms and billing models of the basic version and enhanced version of the display product  designed specifically for Taobao Platform Vendors, and sell such product as value-added services to Taobao Platform Vendors at the backend of Party B’s stores. Any revenue generated therefrom shall be allocated between the parties in such proportion to be mutually agreed; provided that Party A’s proportional entitlement shall not be less than 70%. The parties agree that in line with the development of this business, the parties may further discuss and determine whether to further increase Party A’s proportional entitlement.

2.3.6                    Party A agrees to provide Taobao Platform Vendors with “Shop Windows” on the Taobao Platform Vendor Professional Weibo. The “Shop Window” plugin shall be provided by Party B as a value-added service offered by Party B. Any revenue generated therefrom (i.e., revenue generated from such value-added service only, without including any transaction-related revenue or revenue generated from any other marketing products) shall be allocated between the parties in such proportion to be mutually agreed; provided that Party A’s proportional entitlement shall not be higher than 30%. The parties agree that, subject to the development of this business, the parties may further discuss and determine whether to further increase Party B’s proportional entitlement.

2.3.7                    Both parties shall encourage Taobao Platform Vendors to carry out marketing activities on Professional Weibo, including, without limitation, carrying out promotional activities, offering benefits exclusively available to Party A Users, and directing Party A Users to complete the transactions on the corresponding Taobao Platform. The parties agree that the “Treasure Details” page of the Taobao Platform merchandise (i.e., all merchandise offered through the Taobao backend) must be displayed and the transactions with respect to the Taobao Platform merchandise must be completed on the webpages or add-ins provided by Party B, and that the vendors and Users shall complete the transactions and related after-sale services in accordance with the rules of Party B’s platforms. The parties agree that, although Taobao Platform Vendors may carry out marketing activities through Professional Weibo, with respect to any transaction resulted from such marketing activities and completed by any Taobao Platform Vendor on webpages or plugins provided by Party B, Party A shall not be responsible for the provision of any after-sales services, including, without limitation, customer services.

2.3.8                    All actions of any Taobao Platform Vendor (in respect of which a Professional Weibo has been registered by such person) on the Weibo Platform shall be subject to applicable rules of Party A. If any Taobao Platform Vendor violates any rules of Party A, Party A shall have the right to regulate and impose penalties on such offender in accordance with applicable rules of Party A. If Party A imposes any penalty on a Taobao Platform Vendor, Party A will notify Party B about such penalty in the manner mutually agreed between the parties from time to time, in order for the parties to better regulate their respective platforms.

2.3.9                    Party A shall have the right to monitor and manage the merchandise information provided by Taobao Platform Vendors on the Weibo Platform through “Professional Weibo”, shortlink and advertisements or by other means. Where Party A determines that any information or merchandise violates any rules, Party A will deal with the situation in accordance with applicable rules of Party A. Party B agrees that for the purpose of consumer protection, after receipt of a notice from Party A, it will assist Party A to timely deal with the situation, including removing the relevant merchandise from the shelf and imposing any other applicable penalties on the relevant vendors in accordance with applicable rules of applicable Party B platforms.

2.4                       Cooperation in Alipay Business

2.4.1                    To the extent permitted by applicable laws, regulations and industry rules, when the Users make payment via the Weibo Wallet of Party A on the Weibo Platform, Party A agrees that it shall list Alipay as the preferred third party payment tool on the Weibo Wallet page and encourage Users to use Alipay.

2.4.2                    The parties agree to further cooperate by including other payment methods and products with respect to transactions conducted on the Weibo Platform for non-Taobao Platform items or merchandises.

2.4.3             The parties agree to actively cooperate with each other in the payment service business.

2.5                       Cooperation in Wireless Business

Unless otherwise agreed with respect to the contents of the wireless user-ends, the parties shall implement simultaneously all the cooperation referred to in Sections 2.1 to 2.4 hereof on both PC user-ends and wireless user- ends. The parties shall explore and cooperate in the wireless user-ends to provide products and business resolutions applicable to a wireless environment, which includes, but not limited to the following:

2.5.1                    after a User clicks on the Taobao merchandise link appearing on the Weibo Platform and arrives at the payment link, without sacrificing such User’s customer experience  , the Weibo client-end will prompt the secure payment module of Alipay to complete the payment;

2.5.2                    each of Party A and Party B will to a certain extent promote the APP of the other Party, including, promoting the Taobao client-end and the Alipay mobile express payment module by Party A via its application center, and promoting Party A’s APP by Party B via its application center. The parties shall consider cooperating in the business of two-dimensional codes. The specific forms and contents of such cooperation will be separately discussed by the parties.

2.6                       Cooperation in Marketing Business

2.6.1                    Party A will offer advertising resource space on Sina and the Weibo Platform, and work with Party B to allocate the resources efficiently, which will be carried out in the following two ways: (1) if Party B purchases an exclusive right to use such resources within a certain period (“Buyout” or “Buy Out”) at a fixed price, Party B will use such resource space by using its Tanx code; and the parties shall evaluate the value of the resource space and negotiate the price in accordance with the normal media procurement process, and Party B shall be responsible for selling the given network flow of such resource space to its clients; and (2) if Party B does not Buy Out such advertising resource space, then Party A shall provide its Private Exchange system for Party B to publish the promotional information.

2.6.2                    Party A will offer top-of-the-page advertising space to be sold through a bidding process, which will be connected to Party B’s system through the API provided by the Weibo advertisement launching system. Party B shall be responsible for selling such advertising space to its clients, and shall encourage its clients to participate in the bidding for such advertising space directly or indirectly through the use of Party B’s services. Party B’s clients or Party B shall pay the appropriate fees to Party A based on the results of the bidding through the Weibo advertisement launching system.

2.6.3                    The parties shall cooperate to develop new information-flow-based advertisement products on the Weibo Platform, and for every single piece of information published on the Weibo Platform (including, without limitation, the information originally published on the Weibo Platform and the information shared through the Taobao Platform) containing a link to the Taobao Platform merchandise, Party A will increase Party B’s advertising space and grant Party B the exclusive right to sell such advertising space. If Party A offers such advertising space and grants Party B such exclusive right of sale, Party B shall share the revenue so generated with Party A. The proportion shall be further negotiated and determined by the parties; provided that Party A’s proportional entitlement shall not be less than 70%. The parties agree that in line with the development of this business, the parties may further discuss and determine whether to further increase Party A’s proportional entitlement. The parties undertake to provide the relevant products, technology, data and interface support to achieve the development of the above information-flow-based advertisement products. Party A shall have the right to determine the frequency of or rules related to such products.

2.6.4                    Pursuant to Section 2.1 (Account Interoperability) and Section 2.2 (Cooperation in User Products), Party A shall provide Party B with the public promotion plugins  to connect with the system of Party B. Party B will use such public promotion plugins in its existing marketing tools (including, without limitation, the Through Train  and Taobao Alliance  . Party B shall pay Party A fees for such use, which shall be calculated based on every one thousand public promotion plugin prompt received. Party B shall, in its sole discretion, determine the extent to which such public promotion plugin shall be prompted based on usage and the cost-to-revenue ratio.

2.6.5                    In the advertising environment offered by Party A, if Party B uses Party A’s public promotion plugins in the advertisement research space it Buys out, the rules referred to in Section 2.6.4 shall apply; but if Party B does not Buy out the advertisement research space and publish advertisement via Party A’s Private Exchange system, Party A shall provide the public promotion plugins for free in accordance with applicable rules of Party A.

2.6.6                    The parties agree that Party A (or a Party A Contract Entity) and Party B (or a Party B Contract Entity) shall further enter into a Marketing Cooperation Contract in respect of the detailed arrangements for the use of resources, placement of frames and launch of products in connection with the proposed marketing cooperation; the pricing, settlement method and settlement intervals related thereto shall be further set forth in the Marketing Cooperation Contract.

2.7                       Cooperation in Other Business

2.7.1                    Party A and Party B will actively cooperate in the business related to the “Juhuasuan” product. Party A shall support Party B in establishing an official Juhuasuan platform on the Weibo Platform and carry out marketing activities with respect thereto, and shall also support its online marketing tools such as “save more by forwarding  ”.

2.7.2                    Party A and Party B will further cooperate in the local life services related to POI, and will cooperate with each other with respect to the relevant products and services.

2.7.3                    Party A and Party B will actively cooperate in the search business.

2.7.4                    Party A and Party B will also actively cooperate in the online shopping security aspect, which includes establishing information sharing channels and express processing channels, as well as collaborating with each other in preventing the emergence and spread of any information related to fake or shoddy commodities in Party A’s platforms.

2.8                       Data Cooperation

2.8.1                    Party A and Party B undertake that any cooperation under this Agreement shall be conditioned on protecting the security of Users’ data and that there would be no infringement of Users’ legitimate rights and interests. The parties shall negotiate and cooperate with each other to make relevant adjustments to their respective platforms or products with respect to any data collection or disclosure that requires authorization from the Users following the cooperation.

2.8.2                    Each of Party A and Party B undertakes that it shall only use the data received from the other Party for products and businesses within the scope of the cooperation hereunder, shall not provide any relevant data or materials to any third party, and without the written consent of the other Party, shall not independently develop any products based on the data received from the other Party.

2.8.3                    Party A and Party B will grant the other Party access to or provide the other Party with the relevant data to support the cooperation referred to in Sections 2.2 (Cooperation in User Products), 2.3 (Cooperation in Merchant Products) and 2.6 (Marketing Cooperation) and any other cooperation between the parties.

2.8.4                    Party A agrees that, except for certain data which Party B approves to be provided according to separate agreements, the provision of any data by Party B as specified in the above paragraph shall be made through the Taobao Open Platform  and in accordance with the rules thereof. Party B agrees that, except for certain data which Party A approves to be provided according to separate agreements, the provision of any data by Party A as specified in the above paragraph shall be made through the Weibo Open Platform  and in accordance with the rules thereof.

2.8.5                    The parties agree that, in line with their business development needs and to the extent permitted by applicable laws, regulations and policies, the parties will consider granting each other on a reciprocal basis access to their respective structured database to the extent required for the cooperation.

2.9                       Cooperation Revenue and Settlement

2.9.1                    Party B undertakes that for each of the first three years of the cooperation contemplated hereunder, the minimum revenue to be received by Party A in connection with any and all cooperation activities contemplated hereunder (the “Party A Revenue”), including any and all revenue to be directly paid or forwarded by Party B to Party A, but unless otherwise specifically agreed between the parties, excluding a portion of the marketing cooperation revenue (up to RMB 50 million) generated during the same year from any non-Weibo-Platform resources (including, without limitation, Sina (www.sina.com.cn) and mobile Sina (3g.sina.cn)) as described in Section 2.6 herein above, shall be as follows: RMB 425 million for the first year, RMB 745 million for the second year, and RMB 1.175 billion for the third year.

Notwithstanding the foregoing, in no event, for any particular year, may the percentage of the marketing cooperation revenue generated from the non-Weibo-Platform resources that is to be included into the above-specified minimum revenue for such year exceed 15% of such minimum revenue.

2.9.2                    The parties agree that Party B will use its best efforts to procure that the Party A Revenue to be generated from the above-described cooperation will be achieved through marketing cooperation resources, in connection with which, the detailed proposal for implementation of payment and achievement shall be subject to the Marketing Cooperation Contract. The parties shall settle Party A Revenue on a quarterly basis. Prior to each settlement, the parties shall confirm the relevant data. Within the first fifteen (15) business days of each quarter, Party B shall make payment of Party A Revenue actually generated during the previous quarter. If the parties are unable to confirm the relevant data prior to any settlement, the parties agree that either party shall have the right to choose a qualified third party independent agency to audit such data, and the parties shall accept the results audited by such agency. Any fees and expenses arising therefrom shall be borne by the party providing the incorrect data. The parties acknowledge that, in case of any discrepancy between the settlement terms in any Implementation Agreement and that in this Agreement, the provisions in such Implementation Agreement shall prevail.

2.9.3                    The parties agree that Party B’s revenue to be generated from the above-described cooperation (including any and all revenue to be directly paid or forwarded by Party A to Party B, the “Party B Revenue”) shall be settled on a quarterly basis and prior to each settlement the parties shall confirm the relevant data. Within the first fifteen (15) business days of each quarter, Party A shall make payment of the Party B Revenue actually generated in the previous quarter. If the parties are unable to confirm the relevant data prior to the settlement, the parties agree that either party may have the right to choose a qualified third party independent agency to audit such data, and the parties shall accept the results audited by such agency. Any fees and expenses arising therefrom shall be borne by the party providing the incorrect data. The parties acknowledge that, in case of any discrepancy between the settlement terms in any Implementation Agreement and that in this Agreement, the provisions in such Implementation Agreement shall prevail.

2.9.4                    If, as of the end of a particular year, the aggregated Party A Revenue in such year fails to reach the minimum revenue specified for such year, and Party A has provided the resources and/or traffic as agreed under the Marketing Cooperation Contract, Party B undertakes that it shall pay Party A the difference between the aggregated Party A Revenue and the minimum revenue for such year (“Shortfall”), together with the payment for the last quarter of such year. If Party B is unable to achieve the minimum revenue due to the failure of Party A in providing the relevant agreed resources, Party B shall not be liable to pay any Shortfall or assume any other liabilities. For the purpose of this Section 2.9.4, (i) the first year shall commence on the date of execution of this Agreement and end on the last day of the then current fiscal year of Party A; (ii) the succeeding two years shall be the fiscal years of Party A; and (iii) a year shall refer to the fiscal year of Party A and the year end shall refer to the end of the fiscal year of Party A.

2.10                Exclusivity

Party A and Party B agree that the cooperation under this Agreement is non-exclusive; provided, however, that either party shall not, and shall ensure that its Affiliates will not, undertake cooperation with Tencent (or any of Tencent’s Affiliates) that is the same or similar to the cooperation specified in Section 2 hereof as a whole, except for participating in business cooperation in a market-oriented method  The parties agree that any cooperation arrangements between Party B and Tencent that exist as of the date of execution of this Agreement (the “Existing Cooperation”) shall not be subject to the restrictions under this Section 2.10; provided that, after the date of execution of this Agreement, Party B and Tencent shall not make any substantial change and expansion with respect to the Existing Cooperation and shall not breach the foregoing covenants.

2.11                Follow-up with the Implementation of the Cooperation

2.11.1             Party A and Party B shall conduct business communications on a periodic basis (once a quarter), review the progress of the cooperation and resolve any issues in the cooperation to ensure the parties’ targets are achieved, and to discuss any new business ideas and plans related to the business cooperation between the two parties so as to further enhance cooperation.

2.11.2             If any change occurs to any of the above-mentioned platforms operated by either party, this Agreement shall automatically apply to the changed platform.

2.11.3             Party A and Party B agree that they will implement the cooperation set forth under Sections 2.1 to 2.6 immediately following the execution of this Agreement. The detailed schedule on milestones for the specific cooperation is attached hereto as Appendix 1.

3                                 Expected Cooperation Plan

The parties agree that Appendix 2 provides a reference as to the forms and manner of implementation of the products in connection with the cooperation referred to in Sections 2.1 to 2.6. In the event of any conflict between Appendix 2 and the relevant sections under this Agreement, the relevant sections under this Agreement shall prevail. The content set forth in Appendix 2 is, however, not the final form of the manner of implementation with respect to the relevant products, and any adjustment to Appendix 2 (if needed) will be the further discussed and determined by the parties. The parties agree that the cooperation shall be subject to the final products or final form of implementation created in accordance with this Agreement.

4                                 Party A’s Cooperation and Covenants

4.1                                Party A shall provide to Party B necessary technical support to ensure the smooth progress of the business cooperation contemplated hereunder such as account interoperability, and shall provide secure and stable product interfaces to enable Party B to develop products. Party A undertakes to provide dedicated technical support staff and services with respect to the cooperation contemplated hereunder. If any change is made to any of the above-mentioned interface, Party A shall notify Party B in writing at least ten (10) business days in advance.

4.2                                Party A shall undertake to achieve the account interoperability and other business cooperation via the interface provided by Party B. Party A undertakes that, for the cooperation contemplated hereunder, it will form a dedicated team responsible for implementing this Agreement and achieving the various objectives related to business, product, and customer service staff. If any material upgrade/adjustment is required to be made to Party A’s products, Party A shall notify Party B in writing at least ten (10) business days in advance.

4.3                                Party A shall provide the relevant application interfaces to ensure the smooth progress of the cooperation hereunder. In the event of any malfunction in the website(s) attributable to Party A, Party A shall provide a solution within one (1) business day. During the term of this Agreement, Party A covenants to provide Party B with secure and stable application interfaces.

4.4                                Party A shall guarantee that Party A’s social plugins provided to Party B shall (i) be secure and applicable, (ii) not contain any other software, and (iii) not contain any features malicious to a software as published by the Internet Society of China. If Party A breaches the above provision, Party B shall have the right to request a temporary removal until the requirements of Party B are met.

4.5                                Party A shall, on its websites, publicly announce Party B as its strategic partner and shall support and cooperate with Party B in its marketing and promotion efforts. Party A agrees to provide marketing cooperation resources (including, without limitation, Sina.com and Sina Weibo) for joint activities of Party A and Party B and the details of the joint activities shall be further discussed and determined by the parties. For any matter under this Section 4.5, Party A shall provide the details of such joint activities to Party B for its approval prior to any publication or implementation of the same.

5.                              Party B’s Cooperation and Covenants

5.1                                Party B shall provide to Party A the necessary technical support to ensure the smooth progress of the business cooperation contemplated hereunder such as account interoperability, and shall provide secure and stable product interfaces to enable Party A to develop products. Party B undertakes to provide dedicated technical support staff and services with respect to the cooperation contemplated hereunder. If any change is made to any of the above-mentioned interface, Party B shall notify Party A in writing at least ten (10) business days in advance.

5.2                                Party B shall undertake to achieve the account interoperability and other business cooperation via the interface provided by Party A. Party B undertakes that, for the cooperation contemplated hereunder, it will form a dedicated team responsible for implementing this Agreement and achieving the various objectives related to business, product, and customer service staff. If any material upgrade/adjustment is required to be made to Party B’s products, Party B shall notify Party A in writing at least ten (10) business days in advance.

5.3                                Party B shall provide the relevant application interfaces to ensure the smooth progress of the cooperation hereunder. In the event of any malfunction in the website(s) attributable to Party B, Party B shall provide a solution within one (1) business day. During the term of this Agreement, Party B covenants to provide Party A with secure and stable application interfaces.

5.4                                Party B shall guarantee that the e-commerce services and applications Party B provides to Party A shall (i) be secure and applicable, (ii) not contain any other software and (iii) not contain any features malicious to a software as published by the Internet Society of China. If Party B breaches the above provision, Party A shall have the right to request a temporary removal until the requirements of Party A are met.

5.5                                Party B shall, on its websites, publicly announce Party A as its strategic partner and shall support and cooperate with Party A in its marketing and promotion efforts. Party B agrees to provide marketing cooperation resources (including, without limitation, Taobao, Tmall, Alipay and eTao) for joint activities of Party A and Party B and the details of the joint activities shall be further discussed and determined by the parties. For any matter under this Section 5.5, Party B shall provide the details of such joint activities to Party A for its approval prior to any publication or implementation of the same.

6.                              Representations and Warranties

6.1                                Each party hereby represents, undertakes and warrants to the other party as follows:

6.1.1                   it is an independent legal person duly established and validly existing;

6.1.2                   it has the qualification to conduct the cooperation hereunder and such cooperation falls within its scope of business;

6.1.3                   its authorized representative has been fully authorized to execute this Agreement on its behalf;

6.1.4                   it has the capacity to perform its obligations hereunder and such performance by it does not violate any restriction in any legal document binding upon it;

6.1.5                   for each and all products hereunder, it possesses legal qualification as required by laws and regulations and by governmental authorities, and it operates such products in compliance with law and in the ordinary course of business; and

6.1.6                   upon execution, this Agreement constitutes legal, valid and enforceable obligations against the parties in accordance with the terms of this Agreement.

6.2                                Since various categories of cooperation are contemplated under this Agreement, such as account interoperability, cooperation in user products, cooperation in merchant products, cooperation in marketing business, cooperation in wireless business, cooperation in other business and data cooperation, the parties agree that the Contract Entity and/or the Implementation Agreement (if necessary) shall further be determined according to the contents of such cooperation.

7.                              Intellectual Property

7.1                                Each party has legal rights (such as intellectual property rights) in and to the software supplied by it hereunder.

7.2                                Unless otherwise provided herein, neither party shall, without the prior consent of the other party, use or reproduce any business name, trademark, trade name, domain name, website name, program mark, program name or any other items in which the other party owns the intellectual property rights.

7.3                                Either party shall obtain the prior written consent from the other party before using the name of the other party in its marketing materials, name cards, website construction and any other matters. Neither party shall, without authorization of the other party, use the name of that other party in advertisements, promotion and business activities.

7.4                                When promoting the cooperation contemplated hereunder, either party shall obtain the written consent from the other party before implementing any of its promotional plans. Neither party shall take any action that will cause misunderstanding or confusion in others where one party is mistakenly deemed a subsidiary, branch or Affiliate of the other party, or where one party is mistakenly deemed to have other forms of substantial relations between the parties (including, without limitation, cooperation, agent, authorization and trust) other than the cooperation hereunder.

7.5                                If any breach by either party of such provisions constitutes an infringement upon any name, trademark, trade name, domain name, website name, program name, program mark of one party, the other party has a right of action against the defaulting party for infringement.

7.6                                Each of Party A and Party B undertakes that: (i) it owns the copyright or other legal rights in and on all the information it supplies to the other party and it has the rights to use such information; (ii) such information is true, accurate and legitimate, and will not infringe upon any legal rights and interests of any other parties. In the case of any dispute arising out of any breach by either party of the above undertakings, the breaching party shall be responsible for resolving the dispute on its own; and in the event of any economic losses caused to the other parties, such breaching party shall fully be responsible for the losses caused. For the avoidance of doubt, neither party shall be liable for the validity, accuracy and legitimacy of the information published by any of its (or its Affiliates’) Users which is reflected on the platform of the other party due to the cooperation hereunder.

8.                              Confidentiality

8.1                                Either party shall keep confidential any non-public material or information with respect to the business, technology, financial conditions, and other aspects of the other party which it is aware of, or have access to, in signing or performing this Agreement (including written or non-written information, hereinafter the “Confidential Information”). Neither party shall disclose such Confidential Information to any third party other than to such party and its Contract Entity. Either party may use the Confidential Information only for the purpose of, and to the extent necessary for performing this Agreement; and shall not use such Confidential Information for any other purposes.

The parties hereby agree, for the purpose of this Section 8, that the existence and terms and conditions of this Agreement and appendixes hereof shall be deemed as Confidential Information.

8.2                                Each party may disclose the Confidential Information only to its officers, directors, or employees and its Contract Entity on a need-to-know basis in the performance of this Agreement; provided that, such party shall ensure its officers, directors, or employees and of its Contract Entity strictly abide by the confidentiality obligations hereunder.

Except for the personnel mentioned in the preceding paragraph, if any party hereto requires assistance from any third party other than its Contract Entity for the purpose of performing this Agreement, such party may disclose the relevant Confidential Information to such third party, if both of the following conditions are met: (i) such party has obtained the prior written consent from the owner of such Confidential Information; and (ii) such third party has agreed in writing to assume all the confidentiality obligations set forth in the Agreement.

8.3                                Notwithstanding any other provisions in this Section 8, if any party believes in good faith that any announcement or notice must be prepared or published pursuant to applicable laws (including any rules or regulations of any securities exchange or valid legal process) or information is otherwise required to be disclosed to any governmental authority, such party may, in accordance with its understanding on the applicable laws, make the required disclosure in the manner it deems in compliance with the requirements of applicable laws; provided that, the party who is required to make such disclosure shall provide the other party with prompt notice of such requirement, and to the extent permitted by laws and so far as it is practicable, cooperate with the other party to enable such other party to seek an appropriate protection order or remedy.

During the term of this Agreement and at all times after the termination of this Agreement, each party shall (and shall procure its Affiliates, their respective officers, directors, employees and any third party who have knowledge of the Confidential Information pursuant to Section 8.2 hereof), upon request of the other party, return, destroy or dispose of any document, data or software carrying such Confidential Information of the other party, and shall not use such Confidential Information thereafter.

8.4                                The confidentiality obligations of each party hereunder shall survive the termination of this Agreement. Each party shall continue to abide by the confidentiality clause hereof and perform the obligation of confidentiality it undertakes until the other party approves release of that obligation or until a breach of the confidentiality clause hereof will no longer result in any prejudice to the other party.

9.                                       Liability for Breach; Indemnification

9.1                               The parties shall duly exercise their rights and perform their obligations to ensure the smooth performance of this Agreement.

9.2                                Each party who breaches any provisions of the Agreement (including appendixes thereof) shall assume the liabilities for breach; where losses are caused to the other party, the defaulting party shall indemnify such party in full for all economic losses suffered by it arising therefrom.

9.3                                Each party (the “Indemnifying Party”) shall indemnify the other party and its respective Affiliates, officers, directors, employees, agents, successors and assigns (each, an “Indemnified Party”), and hold each Indemnified Party harmless, for and against any losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses) actually suffered or incurred by the Indemnified Party (“Losses”), arising out of or resulting from: (i) the breach of any representation or warranty made by the Indemnifying Party (including its Affiliates) contained in this Agreement, (ii) the breach of any covenant, obligation or agreement by the Indemnifying Party (including its Affiliates) contained in this Agreement or (iii) the violation of any applicable laws by the Indemnifying Party (including its Affiliates), or any action of the Indemnifying Party which causes the violation by the Indemnified Party of any applicable laws.

10.                                Force Majeure

10.1                         Upon occurrence of a Force Majeure event, the party or parties may suspend performance of all or part of its obligations hereunder to the extent of the effect of force majeure and the performance will be automatically extended for a period equal to such suspension, without assuming any liabilities of breach, provided that, (i) the party claiming Force Majeure shall promptly notify the other party in writing within three (3) days upon the occurrence of a Force Majeure event, and (ii) furnish the other party no later than thirty (30) days following the occurrence of such event with the certificate of such event issued by the notary office of the area where the event occurs specifying the occurrence of the event and that such event has caused failure in, or delayed performance of this Agreement.

10.2                         Upon the occurrence of a Force Majeure event, the parties shall, following receipt of the notice from the other party, immediately consult with each other to find an equitable solution and shall use all commercially reasonable efforts to minimize the effect of such force majeure event, and resume the performance of this Agreement as soon as is practicable. The parties shall use all commercially reasonable endeavors to mitigate the losses.

10.3                         “Force Majeure” means any event beyond the reasonable control of any party, non-foreseeable, or even if foreseen, was unavoidable and occurs after the date of this Agreement, and would prevent either party from substantially performing this Agreement and preventing the parties from achieving its objectives. Force majeure events include, but are not limited to, earthquake, typhoon, flood, fire which is not attributable to the negligence or misconduct of either party hereof, acts of God, wars, acts of government, and other instances which are accepted as a force majeure event in general international commercial practice.

11.                                Dispute Resolution and Governing Laws

11.1                         In the event of any dispute occurring in performing this Agreement, the parties shall settle such dispute through amicable consultations. If the parties fail to settle the dispute, either party may refer the dispute to the China International Economic and Trade Arbitration Committee, Beijing Sub-Commission, for arbitration in accordance with its arbitration rules in force. The tribunal shall consist of three arbitrators and the language used in the arbitration shall be Chinese. The award of arbitration shall be final and binding upon both parties.

11.2                         The arbitration clause contained in this Section 11 shall be regarded as a stand-alone clause, existing independently and separately from the other sections hereof.

11.3                         The conclusion, validity, interpretation, implementation and dispute resolution of this Agreement shall be protected and governed by the laws of the People’s Republic of China.

12.                                Effectiveness, Renewal and Termination

12.1                         The term of this Agreement commences from April 29, 2013 and ends on January 15, 2016, and will automatically renew for two (2) years upon the expiration of this Agreement unless one party notifies the other party of its intention of non-renewal. The provisions regarding Party A’s minimum revenue shall not be extended to the automatic renewal term.

12.2                         Notwithstanding any other provisions contained herein, either party shall have the right to terminate this Agreement without assuming any liabilities of breach, in the event any of the following circumstances occurs:

12.2.1            the other party commits a material breach of this Agreement causing the objectives hereof unachievable, and such breach is not remedied within thirty (30) days following receipt of a written notice; or

12.2.2            the other party is insolvent, becomes the subject of liquidation/dissolution proceedings, or is being transferred for the benefit of creditors; or its businesses are being assigned to receivers (excluding any voluntary liquidation for the purpose of reorganization or merger);

12.3                         Notwithstanding any other provisions hereof, Party B shall have the right to terminate this Agreement without assuming any liabilities of breach if a change of control occurs to Party A. Party A shall notify Party B in writing as soon as practicable before an event that triggers a Change of Control occurs. In respect of Party A, a “Change of Control” means the conclusion of any transaction or a series of transactions (including issuance of new shares, transfer of issued shares, and amendment to an agreement in relation to right of control), regardless of whether Weibo Corporation, Party A or Beijing Weimeng Chuangke Network Technology Co., Ltd.  (each, a “Weibo Company”) is a party to such transaction or series of transactions; upon the consummation of such transaction or series of transactions, Sina Corporation (i) ceases to hold, directly or indirectly, shares representing fifty percent (50%) or more of the equity interests or voting rights in a Weibo Company, or (ii) ceases to have the right to elect fifty percent (50%) or more of the board members of a Weibo Company, or (iii) ceases to possess, either directly or indirectly or through one or more intermediaries, the right to direct or cause other person to direct the management or policies of a Weibo Company, whether through ownership of voting securities, by contract or by other meanings.

12.4                         Upon expiration or termination of this Agreement, any further rights and obligations of the parties hereunder shall terminate immediately, provided that, such expiration or termination shall not affect any right and obligation incurred prior to the date of expiration or termination.

13.                                Miscellaneous

13.1                         Any delay in exercising by either party of any rights under this Agreement shall not be deemed a waiver of such rights, nor affect the exercise by the party of such rights in the future.

13.2                         Where any provision herein for any reason becomes invalid or unenforceable, in whole or in part, or violates any applicable laws, such provision shall be deemed to be deleted, and the remaining provisions shall continue to be valid and binding.

13.3                         The Agreement is executed in Chinese in six (6) originals. Each party shall have three (3) originals and each original is equally authentic.

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Party A:	Party B:

/s/ Weibo Internet Technology (China) Co., Ltd.	/s/ Alibaba (China) Co., Ltd.